[NBC LETTERHEAD]


[NBC LOGO]



June 30, 2000

Hearst-Argyle Television Incorporated
888 Seventh Avenue
New York, New York 10106

     Re:  Agreement for NBC Affiliation

Ladies and Gentlemen:

This letter sets forth the agreement (the "Letter Agreement") between the NBC Television Network ("NBC") and Hearst-Argyle Television Incorporated ("Hearst-Argyle") regarding the affiliation with NBC of television broadcasting stations WBAL (Baltimore, Maryland), WLWT (Cincinnati, Ohio), WYFF (Greenville, South Carolina), WGAL (Lancaster, Pennsylvania), WXII (Winston-Salem, North Carolina), WPTZ (Plattsburgh, New York), KSBW (Salinas, California), KCRA (Sacramento, California), WESH (Orlando, Florida), and WDSU (New Orleans, Louisiana) (collectively, "Stations"):

     1. Affiliation of Stations. Each Station shall be affiliated with NBC on the terms and subject to the conditions set forth in the term sheet attached as Exhibit A hereto, which is incorporated herein by reference. The parties intend to negotiate one or more long-form agreement(s) containing such terms and conditions (the "Definitive Documentation") within ninety (90) days from the date of execution of this Letter Agreement; to the extent that the parties fail to execute the Definitive Documentation, this Letter Agreement shall govern.

     2. Binding Agreement. This Letter Agreement shall be binding upon NBC and Hearst-Argyle and each of their respective subsidiaries and affiliates upon execution hereof by each of NBC and Hearst-Argyle.

     3. Termination. In the event that this Letter Agreement has not been executed by Hearst-Argyle by 6:00 P.M. New York City time on June 30, 2000, the offer set forth in this Letter Agreement shall automatically terminate at such time.

     4. Miscellaneous. This Letter Agreement and the term sheet (Exhibit A) and Attachments 1 and 2 attached thereto constitute the entire agreement and understanding of the parties relating to the affiliation of Stations with NBC and supersede all prior agreements, negotiations, and understandings between the parties, both oral and written, relating to the affiliation of Stations with NBC, other than with respect to the Inventory Management Plan, the NBC Affiliate Promotion Plan and the most recent amendment to each Station's existing

Page 2                                                             June 30, 2000


affiliation agreement with respect to network non-duplication protection under Federal Communications Commission Rules Section 76.92, all of which agreements shall continue in accordance with their terms. No waiver or modification of any provision of this Letter Agreement shall be effective unless in writing and signed by both parties. The terms of this Letter Agreement shall apply to the parties hereto and any of their successors or assigns; provided, however, that except as set forth on Exhibit A, this Letter Agreement may not be transferred or assigned by Hearst-Argyle without the prior written consent of NBC. This Letter Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute the same agreement.

     5. Governing Law and Jurisdiction. This Letter Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law. The parties hereto irrevocably consent to and submit to the exclusive jurisdiction of the federal and state courts located in the County of New York. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

     If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to us. In accordance with Paragraph 3 above, this Letter Agreement shall be null and void if not signed and returned to us by 5:00 P.M. New York City time on June 30, 2000.


                                        Very truly yours,

                                        NBC TELEVISION NETWORK

                                        By: /s/ Randel A. Falco
                                            ------------------------------------
                                        Name:  Randel A. Falco
                                        Title: President



ACCEPTED AND AGREED:


HEARST-ARGYLE TELEVISION INCORPORATED

By: /s/ David J. Barrett
    ------------------------------------
Name:  David J. Barrett
Title: President

                                                                       EXHIBIT A


            NBC AFFILIATION AGREEMENT TERMS: HEARST-ARGYLE TELEVISION




Stations:                   WBAL (Baltimore), WLWT (Cincinnati), WYFF
                           (Greenville), WQAL (Lancaster), WXII (Winston-Salem), WPTZ (Plattsburgh), KSBW (Salinas), KCRA (Sacramento), WESH (Orlando), and WDSU (New Orleans).

Term:                      9 years, 6 months: from 7/1/00 -- 12/31/09.

Programmed Time Periods:   Consistent with current practices, subject to
                           changes from time to time at NBC's discretion.

Program Clearance:         Full, in pattern clearance of all Network
                           programming.

                           Full clearance of special programming, including Sports.

                           Subject only to preemptions strictly in accordance with FCC rules and regulations.

                           Stations to reimburse NBC for lost network gross ad revenue pursuant to Attachment 1, for any non-clearances other than preemptions due to live breaking news.

Local Inventory Level:     Average weekly number of thirty-second units
                           available for each Station's local announcements during Prime Time shall be not fewer than 100 per week (with adjustments for national sports programming, Olympics programming, special news coverage, and other special events).

Change in Operations:      Each Station shall guarantee local news programming
                           lead-ins.

Branding:                  NBC and Stations agree to on-air promotion, unified
                           Graphic design, NBC Peacock logo, and NBC identification in a cooperative effort to brand as 'NBC Station'.

On-air Network Promotion:  Each Station shall contribute a total of 23,000 GRP's per year of Network promotion (minimum 40%, maximum 50% allocated to Prime). Stations shall provide NBC with appropriate documentation to substantiate GRP delivery.

Station Compensation:      Through 2005 in accordance with Attachment 2; no
                           compensation thereafter. Subject to adjustment in accordance with Attachment 2 upon transfer, assignment or termination of one or more Stations.

                           Payable twice yearly by single payment to Hearst-Argyle for all Stations.

Promotion Reimbursement:   None from NBC TV Network -- NBC Affiliate Promotion
                           plan continues subject to yearly evaluation, per current practice.

Program Development Costs: Hearst-Argyle shall engage in good faith discussions with NBC to financially support potential future NBC efforts to secure major sports and entertainment program opportunities for the Network.

Station Payments:          Stations' obligations per News Channel Agreement.
                           Stations' obligations to the Inventory Management
                           Plan.

                            Stations' contributions to NBC Distribution Costs (including agreement to Genesis funding plan) pursuant to Distribution Contribution Agreement.

Digital Program Delivery:   Stations shall deliver NBC content (including
                            program-related material) in high definition format, without alteration and as provided by NBC, subject to any Station's currently existing digital spectrum commitments, provided, that in the event of any conflict with respect to digital spectrum capacity, Stations shall carry NBC's primary network feed.
                            Hearst-Argyle will in good faith discuss with NBC the carriage of multiplexed programming and additional ancillary data beyond program-related material. Stations shall transmit digital signal by the later of (i) May 1, 2002 or (ii) any extension or postponement of such date mandated or approved by the FCC.

                                                                       EXHIBIT A


ASSIGNMENT:

              (A) Hearst-Argyle and/or Station shall be entitled to assign this Agreement without NBC's consent in connection with the assignment or transfer of Station's FCC licenses or all or substantially all of the assets used primarily in the operation of Station, including assignments or transfers:(i) to a parent, subsidiary or entity controlling, controlled by or under common control with Hearst-Argyle Television, Inc. or Station, (ii) in connection with or as part of a larger transaction or series of related transactions involving the disposition of a substantial portion of the assets or properties owned or controlled by Hearst-Argyle Television, Inc., (iii) subject to paragraphs B and C below, in connection with the transfer of control of Hearst-Argyle Television Inc., or (iv) in connection with an FCC "short form" assignment application. Hearst-Argyle shall provide NBC with written notice within five (5) business days after entering into any binding agreement or arrangement relating to a proposed assignment of this agreement or transfer of control of a Station, including transactions of the nature described in clauses (ii),
              (iii) or (iv) above, which notice shall identify the proposed transferee or assignee. Any assignment shall not relieve Station of its obligations hereunder.

              (B) Notwithstanding the foregoing, the Agreement may not be transferred or assigned with respect to any Station, without NBC's consent (i) to any Network, or any entity controlling, controlled by or under common control with, a Network (as used herein, "Network" means the ABC, CBS, Fox, WB or UPN broadcast television networks and any successor(s)(analog, digital or otherwise) thereto) or (ii) if the proposed transferee or assignee will not have the financial capability to fund an operating budget for the Station's promotion, marketing and news functions comparable to such Station's operating budget for such functions at the time of such proposed transfer or assignment. In connection with any assignment or transfer of control of a Station other than as contemplated in paragraphs A(i) through (iv) above, Hearst-Argyle and the proposed assignee or transferee shall promptly supply to NBC such financial and operational due diligence materials concerning the proposed assignee or transferee as NBC reasonably requests.

              (C) NBC shall have no right to terminate the Agreement in the event of an application to assign or transfer Station's FCC license or upon a transfer of control of a Station except in the event of a transfer of control of a Station to a party with respect to whom NBC would have the right to consent to an assignment of this Agreement pursuant to (B)(i) or (ii) above.

              (D) In the event of a proposed assignment of this Agreement by Hearst-Argyle in connection with the sale, solely in exchange for cash, publicly tradeable securities or the assumption of debt, or any combination thereof, of all or substantially all of the assets, or the transfer of control, of a Station, other than (x) a transaction covered by subsections (i) through (iv) above or (y) which otherwise involves a like-kind exchange of operating assets, other similar exchange of mutually unique operating assets or, with respect to a transaction which presents unique benefits to the parties involved (e.g., certain tax benefits to the transaction between such parties), Hearst-Argyle shall provide NBC with written notice prior to entering into any binding agreement relating to such transaction. NBC shall have 45 days from the date on which such notice was sent in which to submit to Hearst-Argyle a written offer to purchase the Station. Hearst-Argyle will notify NBC within 15 days of the date on which any such offer was sent whether it accepts or rejects the offer or is willing to enter into further negotiations with NBC concerning the assignment each action which may be taken by Hearst-Argyle within its sole discretion. If Hearst-Argyle rejects NBC's offer, than for a period of 120 days from the date of such rejection, it shall not accept a third party offer on financial terms (i.e., cash, publicly

                                                                       EXHIBIT A

                    tradeable securities or assumption of debt) less attractive to Hearst-Argyle than those terms offered by NBC. In the event that during such 120-day period, Hearst-Argyle does not accept any third party offer, then, following such period, Hearst-Argyle shall again notify NBC with respect to the proposed assignment of this Agreement in accordance with the notification requirements set forth above. NBC agrees to treat and hold in strict confidence all information provided to it by Hearst-Argyle under this paragraph, including notice by Hearst-Argyle of its intent to assign this Agreement or sell any Station.

CONFIDENTIALITY:    Hearst-Argyle and Stations, on the one hand, and NBC, on the
---------------     other hand, will give each other reasonable (at least 24
                    hours) advance notice and opportunity to review and comment upon any press releases or public announcements relating to this agreement.

                                                                       EXHIBIT A




                                  ATTACHMENT 1




 [Omitted and filed confidentially with the Securities and Exchange Commission]

                                                                       EXHIBIT A



                                  ATTACHMENT 2



[Omitted and filed confidentially with the Securities and Exchange Commission]

          National Broadcasting                   30 Rockafeller Plaza
          Company, Inc.                           New York, NY 10112
                                                  212-664-4444

[NBC LOGO]

July 6, 2000

New York, New York 10106

     RE:  Term Sheet for Affiliation Agreement

Ladies and Gentlemen:

            In connection with that certain Term Sheet for Affiliation Agreement (the "Agreement") dated June 30, 2000 and effective as of July 1, 2000 between Hearst-Argyle Television ("Hearst-Argyle") and the NBC Television Network ("NBC") regarding the affiliation with NBC of television broadcasting stations WBAL (Baltimore, Maryland), WLWT (Cincinnati, Ohio), WYFF (Greenville, South Carolina), WGAL (Lancaster, Pennsylvania), WXII (Winston-Salem, North Carolina), WPTZ (Plattsburgh, New York), KSBW (Salinas, California), KCRA (Sacramento, California), WESH (Orlando, Florida), and WDSU (New Orleans, Louisiana) (collectively, "Stations"), Hearst-Argyle and NBC hereby agree that:

     1. Notwithstanding the "Programmed Time Periods" and "Program Clearance" provisions of the Agreement, NBC and Hearst-Argyle shall cooperate to identify exceptions, on a market-by-market basis, to each Station's obligation in full, in-pattern clearance of all (x) NBC special and Sports programming (collectively, "NBC Sports Programming") and (y) NBC Network programming ((x) and (y), collectively, "NBC Programming"). The nature of the NBC Programming comprising the Programmed Time Periods shall be determined by NBC and, taken as a whole, shall be generally consistent with the type of programming currently provided by NBC.

     2.   Notwithstanding the "Program Clearance" provision of the Agreement:

          (a) no Station shall have any obligation to clear and broadcast more than 583 hours of NBC Sports Programming (other than NBC Olympics Programming and any additional NBC Sports programming acquisitions that are either of the nature traditionally carried by major broadcast networks (e.g. NFL) or are otherwise calculated to have mass market appeal) on Saturdays and Sundays during any one Broadcast Year.

          (b) Stations may preempt, collectively in the aggregate, up to 100 hours of NBC Prime Time Programming (the "Prime Basket") and up to 100 hours of NBC Sports Programming ("the Sports Basket") per Broadcast Year;

                       provided that no one Station may preempt more than twelve
                       (12) hours of NBC Prime Time Programming and twelve (12) hours of NBC Sports Programming per Broadcast Year. The Prime Basket and the Sports Basket shall be reduced to ten (10) hours for each Station to the extent such Station is assigned or transferred by Hearst-Argyle in accordance otherwise terminated with respect to a Station. Any such assignee or transferee shall be entitled to a Prime Basket and a Sports Basket of ten
                       (10) hours per year.


                   (c) NBC will increase the Prime Basket for a Broadcast Year by one-half hour for each time beyond 39 times that a Station's local Saturday or Sunday early evening newscast or daily late evening newscast is preempted by more than 7 1/2 minutes by NBC Programming during that Broadcast Year. NBC will have no obligation to increase the Prime Basket pursuant to this paragraph as a result of preemptions caused by NBC Olympics Programming or breaking news, or as a result of a Station's preemption of NBC Nightly News (or any replacement programming) in order to air its local newscast or other non-NBC Programming.

                   (d) To the extent that a Station has a contractual obligation which prohibits that Station from complying with its obligation to full, in-pattern clearance of all NBC Programming, such Station shall provide NBC with documentation of such obligation and for a period of the shorter of three years or the duration of such obligation, Station's failure to clear and broadcast the affected NBC Programming will not count toward the Prime Basket or the Sports Basket, as applicable, NBC and Hearst-Argyle agree to mutually develop a long term plan to address Stations' existing out-of-pattern clearances, which plan will include the retention of any mutually agreeable out-of-pattern clearances.

     3. Notwithstanding the "Local Inventory Level" provision of the Agreement, NBC agrees that the average number of thirty-second units available to each Station for local commercial announcements during Prime Time (i.e. 8 pm to 11 pm Monday through Saturday and 7 pm to 11 pm Sunday) shall be not fewer than 106 per week, and such announcements shall be distributed so that each hour of Prime Time includes not fewer than four units; provided, that NBC shall be entitled to reduce the Stations' units to the minimum extent necessary for national sports programming, Olympics programming and breaking news coverage which for reasons beyond NBC's control limits NBC's ability to make time available for local commercial announcements. Each Station shall also be entitled to a minimum of 90% of the average weekly number of thirty-second units provided during the 1999-2000 broadcast season with respect to other Network program dayparts.

    4. Notwithstanding the "Branding" provision of the Agreement, NBC and Hearst-Argyle agree to cooperate in good faith to develop a mutually acceptable branding plan to replace Stations' obligations set forth in such provision.

    5. Notwithstanding the "On-air Networks Promotion" provision of the
Agreement:

         (a)for the Broadcast Years 2000-2001 and 2001-2002, each Station shall be obligated to contribute a total of at least 15,000 GRP's per year of Network promotion, with a minimum of 40% and a maximum of 60% allocated to Prime Time. For the Broadcast Year 2002-2003, each Station shall be obligated to contribute at least the lesser of (x) 15,000 GRP's per year or (y) such number of GRP's per year as equals, on a percentage basis in regard to the total average GRP's available to such Station, 15,000 divided by the total average GRP's available to such Station for the preceding Broadcast Year, in either case with a minimum of 40% and a maximum of 60% allocated to Prime Time (the foregoing calculation of (x) and (y), the "Formula").

                  Stations' minimum GRP contribution for the Broadcast Years
            2003-2004 and 2004-2005 shall be the same amount as required for the Broadcast Year 2002-2003. Stations' minimum GRP contribution for the Broadcast Year 2005-2006 shall be determined in accordance with the Formula, and that result will also constitute Stations' minimum GRP contribution for the Broadcast Years 2006-2007 and 2007-2008. Stations' minimum GRP contribution for the Broadcast Year 2008-2009 shall also be determined in accordance with the Formula, and that result will also constitute Stations' minimum GRP contribution for the remaining term of the Agreement.

         (b)NBC will continue to provide Stations with the inventory provided to Stations pursuant to the year-round "SWAP Program", provided, that Hearst-Argyle and Stations acknowledge that the "co-op payments" under the SWAP Program may be discontinued at NBC's discretion.

    6. Notwithstanding the "Station Payments" provision of the Agreement, neither Hearst-Argyle nor any Station shall owe NBC any amounts in respect of Stations' (i) annual participation fee for NBC News Channel, (ii) annual contribution to NBC Distribution Costs pursuant to the Distribution Contribution Agreement, and (iii) participation fees for the Inventory Management Plan.

    7. NBC agrees to continue to provide WBAL with access to the "AVOC" switcher system located at WRC, and to pay Hearst-Argyle not later than December 31 of each year throughout the term of the Agreement for the costs of the fiber inter-connect between WRC and WBAL; provided that such costs shall not exceed $100,000 per year. In the event that NBC determines, in its good faith judgment, to replace the "AVOC" switcher system with a transmission system of comparable technical quality and efficiency, NBC may do so. If any direct costs are incurred by Hearst-Argyle for access to the transmission system, NBC shall reimburse Hearst-Argyle up to a maximum of $100,000 per year. If Hearst-Argyle is able to access the transmission system at no cost, then NBC shall not be required to reimburse Hearst-Argyle. In addition to the foregoing, NBC's obligations pursuant to this paragraph shall terminate upon the transfer or assignment of WBAL or the termination of the Agreement in respect of WBAL.

     8. In accordance with the "Digital Program Delivery" provision of the Agreement, Hearst-Argyle and NBC agree that "program-related material" as used therein shall mean (i) closed-captioning information, (ii) program identification codes, (iii) program ratings information, (iv) alternative language feeds related to the programming, (v) Nielsen data, (vi) programming, data and other enhancements which are related to the programming and network advertisements provided in the primary Network feed and which are intended to be viewed in conjunction with such programming and advertisements, and are transmitted concurrently or substantially concurrently therewith, (vii) such other material as has been agreed by a majority of NBC affiliated stations (calculated by excluding the affiliated television stations owned and operated by NBC), (viii) such other material as may be essential to or necessary for the delivery or distribution of the NBC Television Network programs in digital format, (ix) information and material directly associated with specific network commercial advertisements contained in the network programs, if such information or material is transmitted concurrently or substantially concurrently with its associated commercial advertisement, and (x) information and material designed to promote network programming, provided, that in no case shall such promotional and informational material supersede or substantially interfere with the primary Network feed then being transmitted for viewing by the audience.

     9. Hearst-Argyle, on the one hand, and NBC and NBC Television Stations division, on the other hand, agree to explore new opportunities. To that end, the parties will, to the extent commercially feasible in their respective discretion, notify each other of and offer participation in new undertakings and ventures within Stations' communities of license, whether or not involving the transmission of television programs, but excluding any existing or contemplated arrangements (including without limitation arrangements with Paxson Communications Corporation and/or PaxTV) and excluding direct or indirect acquisitions of any ownership interest in a broadcast television station.

     10. Hearst-Argyle and NBC agree that the Agreement includes provisions in form and substance substantially equivalent to the provisions set forth in the NBC Affiliation Agreement between NBC and WBAL-TV dated as of January 2, 1995;
(i) Station's right of first refusal to NBC programming; (ii) music performance rights; (iii) force majeure; (iv) indemnification (including for copyright infringement and defamation; (v) first negotiation rights; (vi) network non-duplication rights (increased as customarily provided to "small market" stations; (vii) retransmission consent and (viii) the standard terms and conditions included in paragraphs 19 through 25 of said WBAL-TV Affiliation Agreement.

     Please indicate your acceptance of the foregoing by signing in the space indicated below.


                                          Very truly yours,


                                          NBC TELEVISION NETWORK

                                          By:  /s/ Randel A. Falco
                                              -----------------------------
                                              Name:  Randel A. Falco
                                              Title: President


ACCEPTED AND AGREED:

HEARST-ARGYLE TELEVISION INCORPORATED

By:/s/ David J. Barrett
   ----------------------------------
   Name:  David J. Barrett
   Title: President


                                  - 6 -